Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces the Sale of its Operated Williston Basin Assets for $1.4 Billion

HOUSTON, TEXAS — July 11, 2017 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced it has entered into an agreement to sell its operated assets in the Williston Basin to an affiliate of Bruin E&P Partners, a portfolio company of Arclight Capital Partners, for $1.4 billion in cash.  The effective date of the transaction is June 1, 2017 and is expected to close within 60 days.  The purchase price is subject to certain adjustments for title and environmental defects and other customary adjustments.  The Company will retain its non-operated Williston Basin assets; though it may monetize those assets in the future.

Current production associated with the assets being sold is approximately 29,000 boe/d, net.  Pro forma for the asset sale, Halcón’s current production is approximately 7,500 boe/d, net.  The Company plans to continue to run 2 rigs in the Delaware Basin for the remainder of 2017 and currently expects to exit 2017 with production in excess of 13,000 boe/d, net.

Floyd Wilson, Halcón’s Chairman, CEO, and President, commented, “The sale of our Williston Basin operated assets transforms Halcón into a single-basin company focused on the Delaware Basin where we have more than 41,000 net acres in Ward and Pecos Counties representing decades of highly economic drilling inventory.  The cash proceeds from this transaction and related debt reduction provide us with a strong balance sheet and liquidity to execute our growth plans.”

The sale is conditioned upon the receipt of consent (the “Consent”) from greater than 50.0% of the holders of the Company’s 6.75% unsecured notes due 2025 (the “6.75% Notes”) to amend certain provisions of the indenture governing the 6.75% Notes.  On July 10, 2017 Halcón obtained commitments to provide the Consent from greater than 50% of the 6.75% Note holders.  Further details regarding the Consent and related indenture amendments can be found on a Form 8-K which will be filed with the SEC on July 11, 2017.  The sale is also conditioned upon the receipt of shareholder approval of the asset sale prior to closing.  On July 11, 2017, Halcón received commitments to support the asset sale from holders of greater than 50% of its common stock.

The Company will use a portion of the asset sale proceeds to make an offer to purchase up to 50.0% of its 6.75% Notes at 103% of par upon closing.  Halcón will also use a portion of the asset sale proceeds to redeem all outstanding 12.0% Second Lien Notes due 2022, including related prepayment premiums.  The table below illustrates the Company’s capitalization and estimated pro forma liquidity for the contemplated transactions and debt repurchases, assuming a borrowing base on the Company’s senior secured revolving credit facility of $125 million.

	Adjusted HK for		50% of	Adjusted HK for
	Ward County Option &	Williston Basin	HY Debt &	Williston Basin
Face Value	Pecos County Acquisition	(Operated Assets)	100% of 2L Notes	(Operated Assets)
Capitalization ($MM)	3/31/2017 (1)	Sale (2)	Repayment (2)(3)	3/31/2017

Cash & Cash Equivalents	$—	$1,400	$(789)	$611

Senior Secured Revolving Credit Facility	197		(197)	—
12.000% Senior Secured Second Lien Notes due 2022	113		(113)	—
6.75% Senior Unsecured Notes due 2025	850		(425)	425
Total Debt	$1,160			$425
Total Net Debt / (Cash)	$1,160			$(186)

Stockholders’ Equity	699	547	(68)	1,178
Total Capitalization	$1,858			$1,603

Borrowing Base (4)	$650	$(525)		$125
Less: Borrowings	(197)			—
Less: Letters of Credit	(6)			(6)
Plus: Cash	—			611
Total Liquidity	$447			$730

Note: $547 MM adjustment to Stockholders’ Equity reflects estimated gain on sale of Williston Basin operated assets.

(1)         Includes impact of exercising the full Ward County option acreage at $170 MM as well as the impact of the acquisition of $88 MM of acreage in Pecos County in June 2017.

(2)         Impact of legal fees, advisory fees, and cash taxes are not included in table.

(3)         Assumes 50% of 6.75% Senior Unsecured Notes outstanding are redeemed at 103% pursuant to the terms of the amended indenture.

Assumes 100% of 12.0% Senior Secured Second Lien Notes outstanding are redeemed, including related prepayment premiums.

(4)         Borrowing base adjustment based on preliminary HK estimate and is subject to change.

Conference Call

The Company will host a conference call to discuss the Williston Basin sale on Tuesday, July 11, 2017 at 11:00 a.m. EDT (10:00 a.m. CDT).  Investors may participate in the conference call via telephone by dialing (877) 810-3368 for domestic callers or (914) 495-8561 for international callers, in both cases using conference ID 53261742, and asking for the Halcón call a few minutes prior to the start time.

Advisors

RBC Richardson Barr advised Halcón on the sale of its operated Williston Basin properties.  Intrepid Partners, LLC advised the Company on the Consent process.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.